UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a‑12
NLIGHT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4637 NW 18th Avenue
Camas, Washington 98607
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Thursday, June 6, 2024

Dear Stockholders of nLIGHT, Inc.:

We cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of nLIGHT, Inc., a Delaware corporation, which will be held on Thursday, June 6, 2024, at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2024 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.To elect the Class III director nominees named in the accompanying proxy statement to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3.To approve, on an advisory, non-binding basis, the compensation of our named executive officers; and
4.To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 8, 2024, as the record date for the Annual Meeting. Only stockholders of record on April 8, 2024, are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Thursday, June 6, 2024. On or about April 26, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet, telephone or mail (if you receive printed proxy materials) and includes instructions on how to receive a paper copy of our proxy materials. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible. We appreciate your continued support of nLIGHT.

    By order of the Board of Directors,
Scott Keeney
President and Chief Executive Officer
Camas, Washington
April 26, 2024

i

ii

nLIGHT, INC.

PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Thursday, June 6, 2024

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of nLIGHT, Inc., a Delaware corporation (the "Company"), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Thursday, June 6, 2024, at 9:00 a.m., Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2024, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 26, 2024, to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING: QUESTIONS AND ANSWERS

What matters am I voting on?

You will be voting on:

•the election of the three Class III director nominees who are named in the accompanying proxy statement to serve until our 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•a proposal to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•“FOR” the election of Douglas Carlisle, Bill Gossman and Gary Locke as Class III directors;
•“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and
•“FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 47,562,870 shares of our common stock outstanding. Our common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock outstanding as of the record date is entitled to one vote.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If your shares are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the Annual Meeting?

A list of registered stockholders entitled to vote at the Annual Meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 4637 NW 18th Avenue, Camas, Washington 98607 by contacting our corporate secretary.
How many votes are needed for approval of each proposal?

• Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote (as defined below)) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.

• Proposal No. 2: The ratification of the appointment of KPMG requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

• Proposal No. 3: The advisory non-binding vote to approve the fiscal 2023 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our board of directors or our compensation committee. Instead, our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws (the “bylaws”) and Delaware law. The virtual presence or representation by proxy of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•    by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 5, 2024 (have your Notice or proxy card in hand when you visit the website);

•    by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 5, 2024;
•    by completing and mailing your proxy card (if you received printed proxy materials) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•    by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2024, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with the Notice, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the inspector of elections before the polls close during the meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares virtually at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•    entering a new vote by Internet or by telephone;
•    completing and mailing a later-dated proxy card;
•    notifying the corporate secretary of nLIGHT, Inc., in writing, at nLIGHT, Inc., Attn: Corporate Secretary, 4637 NW 18th Avenue, Camas, Washington 98607; or
•    attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder’s last vote is the vote that will be counted.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the virtual Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/LASR2024. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

How can I get help if I have trouble checking in or listening to the Annual Meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Scott Keeney and Joseph Corso with full power of substitution and re-substitution have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Who will count the votes?

Julie Dimmick, our general counsel and corporate secretary, will tabulate the votes and act as inspector of election.

How can I contact nLIGHT's transfer agent?

You may contact our transfer agent, Computershare Inc., by telephone at (800) 736-3001, or by writing Computershare via regular mail at P.O. Box 43078, Providence, RI 02940-3078, or via overnight/certified/registered delivery at 150 Royall Street, Suite 202, Canton, MA 02021. You also may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.computershare.com/investor.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 26, 2024, to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How do we solicit proxies for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If you hold your shares in street name, you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal No. 2) is considered to be routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. The election of Class III directors (Proposal No. 1) and the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) are considered “non-routine” under applicable federal securities rules. Absent direction from you, your broker will not have discretion to vote on these non-routine matters, and therefore there may be broker non-votes in connection with these proposals.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K after they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following:
nLIGHT, Inc.
Attention: Corporate Secretary
4637 NW 18th Avenue
Camas, Washington 98607
Tel: (360) 566-4460

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 27, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
nLIGHT, Inc.
Attention: Corporate Secretary
4637 NW 18th Avenue
Camas, Washington 98607

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (1) specified in our notice of annual meeting (or any supplement thereto) with respect to such meeting, (2) otherwise properly brought before such meeting by or at the direction of our board of directors, or any committee thereof that has been formally delegated authority to propose such business pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies or other unfilled seats, or (3) properly brought before such meeting by a stockholder who is a stockholder of record (i) at the time of the giving of the advance notice, (ii) on the record date for the determination of stockholders entitled to notice of the annual meeting, (iii) on the record date for the determination of stockholders entitled to vote at the annual meeting, (iv) at the time of the annual meeting and (v) who has timely complied in proper written form with the notice procedures specified in our bylaws. To be timely for our 2025 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•    not earlier than 8:00 a.m., Pacific time on February 10, 2025; and
•    not later than 5:00 p.m., Pacific time on March 12, 2025.

In the event that we hold our 2025 annual meeting of stockholders more than 25 days from the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., Pacific time, on the 120th day before our 2025 annual meeting of stockholders and no later than 5:00 p.m., Pacific time, on the later of the following two dates:

•    the 90th day prior to our 2025 annual meeting of stockholders; and
•    the 10th day following the day on which public announcement of the date of our 2025 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at the annual meeting.

Recommendation and Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the listing standards of the Nasdaq Stock Market.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The following table sets forth the names and certain other information for each nominee for election as a director and for each of the continuing members of the board of directors as of April 26, 2024.

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Douglas Carlisle(1)(3)	III	67	Director	2001	2024	2027
Bill Gossman(2)(4)	III	62	Director	2016	2024	2027
Gary Locke(3)	III	74	Director	2017	2024	2027
Continuing Directors
Scott Keeney	I	59	President, Chief Executive Officer and Chairman	2000	2025	—
Camille Nichols(4)	I	67	Director	2020	2025	—
Bandel Carano(4)	II	62	Director	2001	2026	—
Raymond Link(1)(2)	II	70	Director	2010	2026	—
Geoffrey Moore(1)(2)(3)	II	77	Director	2012	2026	—

(1) Member of our audit committee
(2) Member of our compensation committee
(3) Member of our nominating and corporate governance committee
(4) Member of our information and technology security committee

Nominees for Director	Director Since
Douglas Carlisle has served as a member of our board of directors since April 2001, as a member of our audit committee since February 2005 and as a member of our nominating and corporate governance committee since February 2018. Since September 1984, Mr. Carlisle has been a general partner and managing director of Menlo Ventures, a venture capital firm investing primarily in engineering and technology-based early-stage growth companies. Prior to that, from 1982 to September 1984, Mr. Carlisle was an associate at Menlo Ventures. Mr. Carlisle currently serves on the boards of directors of numerous private companies. Mr. Carlisle received a B.S. in electrical engineering from the University of California, Berkeley and a J.D. and an M.B.A. from Stanford University.

We believe Mr. Carlisle’s extensive experience advising growth-oriented technology companies as a venture capital investor, coupled with his experience as a director of various companies, qualifies him to serve on our board.
2001

Bill Gossman has served the chairperson of our compensation committee since October 2023, as a member of our board of directors since May 2016, as a member of our compensation committee since April 2022, and previously from May 2016 to February 2018; as the chairperson of our information and technology security committee from January 2021 to June 2022, and, as a member of our information and technology security committee since June 2022 . Mr. Gossman previously served as a member of our technology and security compliance committee from May 2016 to September 2019, as a member of our audit committee from February 2018 to April 2019, and as our acting chief financial officer from April 2001 to July 2001. Mr. Gossman has been a venture partner at Mohr Davidow Ventures since April 2009, when he rejoined the firm after serving from January 2001 to March 2003. In his capacity with Mohr Davidow, he has served on the boards of directors or as chief executive officer of several of its portfolio companies, including HealthTap since May 2018, Marble Security, Inc. from May 2011 to July 2014 and AudienceScience, Inc., where he served as chief executive officer from 2003 to 2007, and again, at the company's request, from June 2016 until June 2017. AudienceScience entered into receivership and began to wind up its operations in June 2017. Prior to Mohr Davidow, Mr. Gossman founded and served as the chief operating officer and chief financial officer for @mobile, a wireless networking company, until its sale to Openwave in 2000. Prior to @mobile, Mr. Gossman served as vice president, strategic planning and international marketing with AT&T Custom Electronic Systems, and in a variety of engineering and management positions with Northrop Corporation and Hughes Aircraft Company. Mr. Gossman received a B.S. in engineering from Cornell University, an M.S. in engineering from the Massachusetts Institute of Technology and an M.B.A. from the University of Maryland.
We believe Mr. Gossman’s extensive senior management and business experience in venture capital, and as a founder, director and chief executive officer of numerous companies, qualifies him to serve on our board.
2016
Gary Locke has served as a member of our board of directors since August 2017 and as a member of our nominating and corporate governance committee since February 2018. Mr. Locke previously served as the chairperson of our nominating and corporate governance committee from February 2018 to September 2023. Since 2014, Mr. Locke has been the chairman of Locke Global Strategies LLC, through which he provides strategic advice and consulting services to businesses in the United States and China. From 2011 until 2014, Mr. Locke served as the United States Ambassador to China. Mr. Locke was the United States Secretary of Commerce from 2009 to 2011. Prior to that, Mr. Locke served two consecutive terms as Governor of the State of Washington from 1997 to 2005. Mr. Locke currently serves on the boards of directors of AMC Entertainment Holdings, Inc., an American movie theater chain, and Port Blakely Tree Farms, a family-owned timber company. Mr. Locke served on the board of directors of Fortinet, Inc., a provider of unified threat management solutions, from September 2015 to June 2020. Mr. Locke received a B.A. in political science from Yale University and a J.D. from Boston University. Mr. Locke has served as the interim President of Bellevue College in Bellevue, Washington since June 2020.

We believe Mr. Locke’s extensive leadership, executive experience and global business perspective from his roles as the Governor of Washington, Secretary of Commerce and United States Ambassador to China, coupled with his experience as a director of other public companies, qualifies him to serve on our board.
2017

Continuing Directors	Director Since
Scott Keeney, one of our co-founders, has served as our president, chief executive officer and as a member of our board of directors since July 2000 and as chairman of our board of directors since February 2018. Prior to joining us, from 1998 to 2000, Mr. Keeney served as chief executive officer for Aculight Corporation, a laser company acquired by Lockheed Martin Corporation in 2008. Prior to that, he served as a consultant for McKinsey & Company, a consulting firm, from 1993 to 1998. Mr. Keeney received a B.A. in economics from the University of Washington and an M.B.A. from Harvard Business School.
We believe Mr. Keeney’s perspective, experience and institutional knowledge as our co-founder, president and chief executive officer qualify him to serve on our board.
2000
Camille Nichols has served as a member of our board of directors since November 2020 and as a member of our information and technology security committee since January 2021, serving as chairperson of that committee since June 2022. Ms. Nichols has served as Interim President of nLIGHT DEFENSE Systems, Inc. since April 2024. She retired as a Major General in the U.S. Army following an extensive career that included key roles in Department of Defense acquisition and operations. During her career with the Army, Ms. Nichols managed significant organizations, operating budgets, and programs. Immediately prior to her retirement from the Army, she served as director of the Sexual Assault Prevention and Response Office within the Office of the Secretary of Defense and as the Deputy Commanding General of the Army’s Installation Management Command. From July 2020 to May 2022, she served as the Executive Vice President, Project Services at Amentum, a global technical and engineering services firm, where she was responsible for contracts and procurement, ethics, information systems, security, and real estate. Prior to joining Amentum, Ms. Nichols was Vice President of Business Operations of Fluor Corporation’s government group from May 2017 to July 2020. She currently serves on the board of directors of Concurrent Technologies Corporation, a nonprofit, applied scientific research and development professional services organization. She holds a B.S. degree from the United States Military Academy at West Point, an M.S.S.M. degree in systems management from the University of Southern California, and a Ph.D. in engineering management from The George Washington University.

We believe Ms. Nichols' extensive background and experience in the U.S. military and defense industry, combined with her technical education and background in operations, procurement and security, qualifies her to serve on our board.
2020
Bandel Carano has served as a member of our board of directors since April 2001, as a member of our compensation committee from February 2004 to December 2012, as a member of our technology security compliance committee from February 2018 to September 2019 and from February 2005 to November 2006, and as a member of our information and technology security committee since January 2021. Mr. Carano is a general partner of Oak Investment Partners, a multi-stage venture capital firm he joined in 1985. From 1983 to 1985, Mr. Carano was a member of Morgan Stanley's Venture Capital Group, where he was responsible for advising Morgan Stanley on high-tech new business development and sponsoring venture investments. Mr. Carano currently serves on the boards of directors of numerous private companies. Mr. Carano served on the board of directors of Kratos Defense & Security Solutions, Inc. from 1998 to September 2019 and NeoPhotonics Corporation from 2004 to August 2022. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano received a B.S. and an M.S. in electrical engineering from Stanford University.

We believe Mr. Carano’s technical engineering background and experience advising growth-oriented technology companies as a venture capital investor, coupled with his experience as a director of numerous public and private companies, qualifies him to serve on our board.
2001

Raymond Link has served as a member of our board of directors since December 2010, as a member of our compensation committee since December 2011 and as chairperson of our audit committee since December 2010. Since January 2018, Mr. Link has served as a finance lecturer at the University of California, Santa Barbara in a part-time role. From July 2005 to April 2015, Mr. Link served as chief financial officer of FEI Company, a leading supplier of scientific and analytical instruments for nanoscale imaging. Prior to FEI, from July 2001 to June 2005, Mr. Link was the chief financial officer of TriQuint Semiconductor, Inc., a manufacturer of electronic signal processing components for wireless communications which he joined in 2001 as a result of TriQuint's merger with Sawtek, Inc., where he was the chief financial officer. Mr. Link served on the board of directors of Electro Scientific Industries, Inc., a supplier of laser-based solutions for the microelectronics industry, from August 2015 until the completion of its acquisition by MKS Instruments in February 2019, Cascade Microtech from January 2005 until its acquisition by FormFactor in June 2016, and currently serves on the board of directors of FormFactor, Inc., a leading provider of test and measurement solutions for the semiconductor industry. Mr. Link received a B.S. in business administration from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania, is a licensed Certified Public Accountant and a fellow with the National Association of Corporate Directors.

We believe Mr. Link’s financial and accounting expertise, including his service as a chief financial officer and extensive experience as a public company director, qualifies him to serve on our board.
2010
Geoffrey Moore has served as a member of our board of directors since September 2012, as chairperson of our nominating and corporate governance committee since October 2023, as a member of our audit committee since April 2019, and as a member of our compensation committee since December 2012. Since 1992, Dr. Moore has served as managing director of Geoffrey Moore Consulting. He is an author, strategic advisor, market development consultant, and organizational design specialist. He also serves as chairman emeritus of TCG Advisors LLC, where he was a managing director from May 2003 until June 2011, as well as Chasm Institute and Chasm Group, management consulting firms he co-founded, since 2011. Dr. Moore has been a venture partner at Mohr Davidow Ventures since February 1998 and serves as an advisor to many of its portfolio companies. From October 2006 until May 2015, Dr. Moore served on the board of directors of Akamai Technologies, Inc., a leading content delivery network and cloud services provider. Dr. Moore received a B.A. in literature from Stanford University and a Ph.D. in literature from the University of Washington.

We believe Dr. Moore’s experience as a strategic advisor, market development consultant, and organizational design consultant, as well as his public company board experience, qualifies him to serve on our board.
2012

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company's board of directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees must be independent. Under the rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors considered relationships and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. In connection with its review and determination that Ms. Nichols is not independent, our board of directors also considered the employment that Ms. Nichols began with us in April 2024 and the related services that Ms. Nichols provides to us as Interim President of nLIGHT DEFENSE Systems, Inc., our wholly owned subsidiary, including estimated cash compensation of $232,000 and anticipated grant of 25,000 RSUs to Ms. Nichols in connection with her employment in 2024, and the prior consulting services provided by Ms. Nichols to us pursuant to a technical services consulting agreement, including that we made aggregate payments to Ms. Nichols under that agreement equal to approximately $81,000 in 2023.

There are no family relationships among any of our directors or executive officers.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined the following:

Directors	Status
Scott Keeney	Not Independent
Bandel Carano	Independent
Douglas Carlisle	Independent
Bill Gossman	Independent
Raymond Link	Independent
Gary Locke	Independent
Geoffrey Moore	Independent
Camille Nichols	Not Independent

Board Leadership Structure

Scott Keeney, our president and chief executive officer, is also the chairman of our board of directors. Our board of directors has determined that having our principal executive officer also serve as the chairman of our board of directors, along with having a lead independent director, provides us with optimally effective leadership and is in the best interests of our company and stockholders. Mr. Keeney founded and has led our company since its inception. Our board of directors believes that Mr. Keeney's strategic vision for our business, his in-depth knowledge of our products, the laser industry and his experience serving as our president and chief executive officer since our inception make him well qualified to serve as chairman of our board.

The role given to the lead independent director helps ensure a strong independent and active board of directors. Our board of directors has appointed Bill Gossman to serve as our lead independent director. As lead independent director, Mr. Gossman presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. Our corporate governance guidelines limit the service of our lead independent director to three years from the date of appointment unless the board of directors otherwise determines that continued service for more than three years would be in the best interests of our company and our stockholders.

Executive Sessions of Non-Employee Directors

In order to encourage and enhance communication among non-employee directors, and as required under the applicable rules of the Nasdaq Stock Market, our corporate governance guidelines provide that the non-employee directors of our board of directors will meet in executive sessions without management directors or company management present on a periodic basis, but no less than twice a year.

Board and Committee Meetings

During 2023, our board of directors held seven meetings (including regularly scheduled and special meetings), and no director attended less than 75% of the aggregate of (1) the total number of meetings of our board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of our board of directors during the periods that he or she served on those committees.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage our directors to attend. Five of our directors who served at the time of the prior year's annual meeting of stockholders attended such meeting.

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, and an information and technology security committee, each of which has the composition and the responsibilities described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Directors	Audit	Compensation	Nominating and Corporate Governance	Information and Technology Security
Scott Keeney
Bandel Carano				✓
Douglas Carlisle	✓		✓
Bill Gossman		Chairperson		✓
Raymond Link	Chairperson	✓
Gary Locke			✓
Geoffrey Moore	✓	✓	Chairperson
Camille Nichols				Chairperson

Audit Committee

The members of our audit committee are Raymond Link, chairperson, Douglas Carlisle and Geoffrey Moore. Our board of directors determined that each of Messrs. Link, Carlisle and Moore satisfy the independence standards for audit committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market. Each member of our audit committee meets the financial sophistication requirements of the Nasdaq Stock Market. Our audit committee chairperson, Raymond Link, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee:

•approves the hiring, discharging and compensation of our independent registered public accounting firm;
•pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm;
•supervises and evaluates the work of our independent registered public accounting firm;
•evaluates the independence of our independent registered public accounting firm;
•reviews and discusses our annual and quarterly financial statements and related disclosures with management and with our independent registered public accounting firm;
•prepares an audit committee report to be included in our annual proxy statement;
•reviews and discusses with management, our internal auditor and our independent registered public accounting firm the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•establishes policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•reviews and discusses major financial risks and steps to monitor and control those risks with management and our independent registered public accounting firm;
•reviews our related party transaction policies and oversees all transactions, as required by law; and
•reviews and monitors compliance with our code of business conduct and ethics with regard to potential and actual conflicts of interest.

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the charter of our audit committee is available on our website at https://investors.nlight.net/governance/. During our fiscal year ended December 31, 2023, our audit committee held four meetings.

Compensation Committee

The members of our compensation committee are Bill Gossman, chairperson effective October 1, 2023, Geoffrey Moore, chairperson through September 30, 2023, and Raymond Link. Our board of directors determined that each member of our compensation committee satisfies the independence standards for compensation committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee:

•sets compensation for our executive officers;
•oversees compensation plans and programs, and overall compensation philosophy for our officers and employees;
•administers our equity compensation plans;
•evaluates and makes recommendations on director compensation to the Board; and
•reviews and discusses with management our compliance and governance procedures, including our reporting obligations to the SEC and our stockholders.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the charter of our compensation committee is available on our website at https://investors.nlight.net/governance/. This charter authorizes the compensation committee to delegate authority to subcommittees or individuals as the committee deems appropriate, to the extent consistent with applicable law. During our fiscal year ended December 31, 2023, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Geoffrey Moore, chairperson effective October 1, 2023, Gary Locke, chairperson through September 30, 2023, and Douglas Carlisle. Our board of directors determined that each member of our nominating and corporate governance committee satisfies the independence standards for nominating and corporate governance committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee:

•oversees our board composition, evaluation and nominating activities;
•annually reviews the structure and composition of each of our board committees and makes recommendations to the board, as necessary; and
•oversees our corporate governance policies.

The nominating and corporate governance committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential director nominees, and to help identify director prospects, perform candidate outreach, assist in reference checks and provide other related services. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.nlight.net/governance/. During our fiscal year ended December 31, 2023, our nominating and corporate governance committee held one meeting and our board of directors otherwise fulfilled the responsibilities of the nominating and corporate governance committee during 2023.

Information and Technology Security Committee

The members of our information and technology security committee are Camille Nichols, chairperson, Bandel Carano and Bill Gossman. The information and technology security committee:

•assesses our information and technology related risks, including physical and cyber security, insider threats and information security risk exposures;
•reviews emerging threats to information and technology security as they relate to our business;
•reviews policies, practices, processes, procedures, risk management and internal controls applicable to our information and technology, including in the areas of physical and cyber security, information governance, insider threats, intellectual property protection, global trade compliance and business activities which involve matters that have been classified for purposes of national security by an agency or instrumentality of the government customer;
•assesses the effectiveness of our policies, practices, processes, procedures and internal controls in the aforementioned areas, and reviews practices and trends of the market, to identify, monitor and mitigate information and technology related risks; and
•recommends policies, practices, processes, procedures, risk management and internal controls to mitigate our information and technology related risks.

Our information and technology security committee operates under a written charter, a copy of which is available on our website at https://investors.nlight.net/governance/. During our fiscal year ended December 31, 2023, our information and technology security committee held two meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or was in the past year, an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has, or had in the past year, one or more executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Party Transactions” for additional information.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Our board of directors believes that our board should be a diverse body and is committed specifically to achieving gender diversity. Although our board of directors does not maintain a specific policy with respect to board diversity, our corporate governance guidelines provide that the nominating and corporate governance committee may consider diversity, with respect to professional background, education, race, ethnicity, gender, age and geography, as one factor in assessing director candidate qualifications. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations.

Our nominating and corporate governance committee evaluates additional director candidates from time to time using the criteria discussed above to identify qualified candidates. When qualified candidates are identified, we may appoint such candidates to vacancies on our board of directors separate from the election of directors by our stockholders at our annual meetings. Any vacancies on the board of directors occurring between our annual meetings of stockholders may be filled by persons selected by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so elected will serve for the remaining term of the class of directors in which the vacancy occurred.

Board Diversity Matrix as of April 26, 2024

Board size:
Total number of directors	8
	Male	Female	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	1		2
Part II: Demographic Background
African American or Black
Alaskan Native of American Indian
Asian	1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	2

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experiences, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination for our 2025 annual meeting should be sent in writing to nLIGHT, Inc., Attention: Corporate Secretary, 4637 NW 18th Avenue, Camas, Washington 98607. We must receive the notice no earlier than 8:00 a.m., Pacific time on February 10, 2025, and no later than 5:00 p.m., Pacific time on March 12, 2025. The notice must state the information required by Section 2.4 of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

The board of directors believes that management speaks for our company. Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that directors would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with the non-management directors, messages can be sent by mail to the attention of our corporate secretary at 4637 NW 18th Avenue, Camas, Washington 98607. We will forward such communications, as appropriate, to the appropriate member(s) of the board of directors or, if none is specified, to the chairperson or lead independent director, as applicable.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our corporate governance guidelines and our code of business conduct and ethics is posted on our website, https://investors.nlight.net/governance/. The information on, or that can be accessed through, our website is not part of this filing. We intend to disclose any amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Stockholder Engagement

We maintain active, year-round engagement with our stockholders and regularly discuss a variety of topics, including but not limited to our financial and operating performance, our business and growth strategy, governance matters and executive compensation. We value the insights and feedback we gather from these engagements, which help inform board decisions. We believe our engagement program provides stockholders with an effective channel for two-way dialogue with both our board of directors and management.

Risk Management

Our board of directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including ESG-related risks. The audit committee is responsible for the initial review and oversight of risk assessment and risk management for the company, as well as overseeing the management of risks relating to accounting matters, financial reporting and potential conflicts of interest. The compensation committee is responsible for overseeing the management of risks relating to our compensation philosophy and practices applicable to executives and all employees. The information and technology security committee is responsible for overseeing the management of risks relating to the physical and cyber security of our information, intellectual property, personnel, and facilities. The nominating and corporate governance committee is responsible for overseeing the management of risks relating to our corporate governance practices, the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Outside Director Compensation Policy

Our board of directors approved compensation to our non-employee directors under our outside director compensation policy, which was adopted by our board of directors in connection with our initial public offering, in consultation with an independent compensation consultant, and most recently amended effective April 1, 2023. The compensation committee periodically reviews the type and form of compensation paid to our non-employee directors. As part of this review, the compensation committee analyzes non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation.

Under our outside director compensation policy as in effect for fiscal year 2023, non-employee directors received compensation in the form of equity and cash, as described below:

2023 Annual Fees	Amount
Annual Fees for Board
Outside director	$30,000
Annual Fees for Lead Independent Director
Lead independent director	$5,000
Annual Fees for Audit Committee
Chairperson of the audit committee(1)	$20,000
Member of the audit committee	$2,000
Annual Fees for Compensation Committee
Chairperson of the compensation committee(1)	$15,000
Member of the compensation committee	$1,500
Annual Fees for Nominating and Corporate Governance Committee
Chairperson of the nominating and corporate governance committee(1)	$10,000
Member of the nominating and corporate governance committee	$1,000
Annual Fees for Information Technology Security Committee
Chairperson of the information technology security committee(1)	$15,000
Member of the information technology security committee	$1,000

(1)    Chairperson fees increased effective April 1, 2023. Accordingly, Chairperson fees for the first quarter of 2023 were paid at the preexisting rate of $5,000 for the audit and compensation committees and $2,000 for the nominating and corporate governance and information technology security committees.
In addition to the cash compensation structure described above, our outside director compensation policy provides for the following equity incentive compensation program for non-employee directors:

Election to Receive RSUs in lieu of Cash Retainers. Subject to the limits under our 2018 Equity Incentive Plan (the "2018 Plan"), each non-employee director may elect to convert his or her annual cash compensation under the outside director compensation policy into an award of restricted stock units ("RSUs") under our 2018 Plan. If the non-employee director makes this election in a timely manner in accordance with the outside director compensation policy, each such award of RSUs automatically will be granted on the first trading day after January 1 of the calendar year for which the election applies and have a value (as defined in our outside director compensation policy) equal to the aggregate amount of such annual cash compensation, rounded down to the nearest whole share. Each such award of RSUs will vest as to 100% of the award on the last day of the calendar year in which the date of grant of the award occurs, subject to the non-employee director's continued service with us through the applicable vesting date.

Initial Award. Subject to the limits in the 2018 Plan, each person who first becomes a non-employee director automatically is granted an initial award of RSUs, which we refer to as the initial award, covering a number of shares of our common stock having a value (determined in accordance with the outside director compensation policy) equal to $120,000 (or a lesser amount determined by our board of directors in its sole discretion before the grant date), which grant will be effective on the first trading date on or following the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by the board of directors to fill a vacancy; provided, however, that the number of shares covered by an initial award will be rounded down to the nearest whole share. Each initial award is scheduled to vest one-third on each of the first three anniversaries of the date the initial award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

For any new non-employee director elected at an annual meeting, his or her initial award will be granted in lieu of, and not in addition to, the annual award that otherwise would have been granted to the non-employee director for that annual meeting.

Annual Award. Subject to the limits in the 2018 Plan, each non-employee director automatically receives, on the date of each annual meeting of our stockholders, an annual award of RSUs, each of which we refer to as an annual award, covering a number of shares of our common stock having a value (determined in accordance with the outside director compensation policy) of $80,000, rounded down to the nearest whole share under our outside director compensation policy; provided that, for any annual award scheduled to be granted on the date of an annual meeting, any non-employee director who is not continuing as a director following the applicable annual meeting will not receive an annual award with respect to such annual meeting. Each annual award will vest on the earlier of (i) the one-year anniversary of the date the annual award is granted or (ii) the day prior to the date of the next annual meeting following the date the annual award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Under our outside director compensation policy, no non-employee directors may be paid, issued or granted, in any fiscal year, cash compensation with an aggregate value greater than $150,000 and equity compensation with an aggregate value greater than $300,000 (with the value of each award determined in accordance with the outside director compensation policy). Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count against this limitation.

We have a practice of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. We encourage directors to participate in continuing education pertinent to their service on our board, and we reimburse directors for such expenses up to an annual limit of $2,000.

Director Equity Ownership Guidelines. We maintain equity ownership guidelines applicable to our non-employee directors who receive compensation pursuant to our outside director compensation policy. The guidelines allow for a compliance period, which in each case is the fifth anniversary of the later of the effective date of the guidelines or the date the applicable director becomes a director. The guidelines require non-employee directors to hold equity interests in our company with an aggregate value equal to three times the annual cash retainer for board service by the end of their respective compliance periods. For purposes of satisfying the equity ownership guidelines, equity interests only include issued shares of our common stock: (1) directly owned by a director or his or her immediate family members residing in the same household; (2) beneficially owned by director, but held in trust, limited partnerships, or similar entities for the sole benefit of the director officer or his or her immediate family members residing in the same household; and (3) held in retirement or deferred compensation accounts for the benefit of a director or his or her immediate family members residing in the same household.

The compensation committee may waive these requirements for non-employee directors joining our board of directors from government, academia or similar professions, and may temporarily suspend these requirements for a director if compliance would create severe hardship or prevent the director from complying with a court order. As of December 31, 2023, all of our non-employee directors satisfy the equity ownership guidelines for non-employee directors or have time remaining in their compliance period to meet the guidelines.

Director Compensation for Fiscal Year 2023

The following table sets forth information concerning the compensation paid or accrued for services rendered to us by non-employee members of the board of directors for the year ended December 31, 2023. Mr. Keeney, our president, chief executive officer and director, did not receive any additional compensation for his service as a director. Compensation paid or accrued for services rendered to us by Mr. Keeney in his role as chief executive officer is set forth in the section titled “Executive Compensation.” Ms. Nichols, the Interim President of nLIGHT DEFENSE Systems, Inc. since April 2024, was a non-employee director during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash($)(1) (3)	Stock Awards($) (2)	All Other Compensation($)		Total ($)
Bandel Carano	$31,000	$80,000	$—		$111,000
Douglas Carlisle	33,000	80,000	—		113,000
Bill Gossman	40,875	80,000	—		120,875
Raymond Link	47,750	80,000	—		127,750
Gary Locke	35,750	80,000	—		115,750
Geoffrey Moore	43,625	80,000	—		123,625
Camille Nichols	41,750	80,000	80,940	(4)	202,690

(1)    Amounts reported represent the aggregate annual board, lead independent director, committee chairperson and committee membership retainers earned by each non-employee director in 2023.
(2)    The amounts reported represent the aggregate grant-date fair value of awards of RSUs granted to the director in 2023, calculated in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSUs is determined using the fair value of our common stock on the date of the grant, which was $14.68 per share. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K.
(3)    Includes the value of RSUs received in lieu of cash under an election made by the director pursuant to our Outside Director Compensation Policy as described under “Outside Director Compensation Policy—Election to Receive RSUs in lieu of Cash Retainers” above. These RSUs became fully vested on December 31, 2023.

Name	Fees Earned in Cash and Paid in RSUs($)
Bandel Carano	$31,000
Douglas Carlisle	33,000
Bill Gossman	37,500
Raymond Link	—
Gary Locke	32,000
Geoffrey Moore	37,000
Camille Nichols	32,000
(4) Represents amounts earned for consulting services provided to us during 2023.

The table below shows the aggregate number of shares subject to stock options and RSUs outstanding for each of our non-employee directors as of December 31, 2023:

Name	Shares Subject to Options	Restricted Stock Units
Bandel Carano	—	5,449
Douglas Carlisle	—	5,449
Bill Gossman	72,313	5,449
Raymond Link	6,000	5,449
Gary Locke	69,725	5,449
Geoffrey Moore	77,590	5,449
Camille Nichols	—	5,449

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for three-year terms to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, each of Douglas Carlisle, Bill Gossman and Gary Locke as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Carlisle, Gossman and Locke will serve as a Class III director until our 2027 annual meeting of stockholders and until his successor is duly elected and qualified. Each nominee is currently a director of our company. For information concerning each nominee, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Carlisle, Gossman and Locke. We expect that each director nominee will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG, independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will attend the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the fiscal years ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Audit fees(1)	$1,595	$1,490
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2	2
Total fees	$1,597	$1,492

(1)    Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the effectiveness of our internal controls over financial reporting, and the review of our quarterly consolidated financial statements included in our quarterly reports for fiscal years 2023 and 2022. Audit fees also include services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)    All other fees include any fees billed that are not audit or audit-related. In 2023 and 2022, these fees related to accounting research software.

Auditor Independence

Pursuant to its charter and the policy described further below, our audit committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. Our audit committee has determined that the rendering of non-audit services for tax compliance is compatible with maintaining the independence of KPMG.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the audit committee provides for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The chairperson of the audit committee, or a member of the audit committee delegated by the chairperson of the audit committee, may pre-approve all audit and permissible non-audit and tax services that may be provided by our independent registered public accounting firm, as long as this pre-approval is reported to the full audit committee at its scheduled meetings.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote "AGAINST" this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of KPMG, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the audit committee’s written charter. KPMG reports directly to the audit committee. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. KPMG is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•reviewed and discussed the audited financial statements with management;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC; and
•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG the independence of KPMG.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Raymond Link (chairperson)
Douglas Carlisle
Geoffrey Moore

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At our 2021 annual meeting of stockholders, our board of directors recommended and our stockholders approved holding a non-binding advisory vote on the compensation of our named executive officers every year. Accordingly, pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Advisory Non-Binding Vote on Compensation of Named Executive Officers

We believe that our compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our results. The compensation program for our named executive officers embodies a pay-for-performance philosophy. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, and to align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking. Our executive officers can achieve higher overall compensation if and to the extent we achieve challenging financial and strategic performance goals and our stock outperforms the market.

For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in “Executive Compensation—Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.

The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, our compensation committee, or our board of directors. Although the vote is non-binding, our compensation committee and our board of directors value the opinions expressed by our stockholders in their vote and will consider the outcome of the vote in making future compensation decisions for our named executive officers. After the vote held at the Annual Meeting, our next non-binding advisory vote on the compensation of our named executive officers is scheduled to be held at our 2025 annual meeting of stockholders.

At the Annual Meeting, we are asking stockholders to vote on the following non-binding advisory resolution:

RESOLVED, that the stockholders approve the compensation of nLIGHT’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, in this proxy statement, including in the “Executive Compensation—Compensation Discussion and Analysis” section and in the compensation tables and narrative that follow it in the “Executive Compensation” section.

Vote Required

Approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual

Meeting and entitled to vote thereon. Abstentions will have the effect of a vote "AGAINST" this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL ON AN ADVISORY, NON-BINDING BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 26, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Keeney	59	President, Chief Executive Officer and Chairman of the Board
Joseph Corso	43	Chief Financial Officer

Scott Keeney. See “Board of Directors and Corporate Governance—Continuing Directors” for Mr. Keeney’s biographical information.

Joseph Corso has served as our chief financial officer since March 2022. Mr. Corso previously served as our Vice President of Corporate Development and Investor Relations from August 2020 to February 2022. Prior to joining us, Mr. Corso served in various roles at Stifel Financial Corp., a full-service investment banking and global wealth management firm, from July 2010 to August 2020, most recently as Global Co-Head of Electronics and Industrial Technology. From May 2004 through July 2010, Mr. Corso worked at Thomas Weisel Partners, which was acquired by Stifel in 2010, in a variety of roles. Mr. Corso holds a B.A. in Economics from Swarthmore College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our named executive officers during 2023:

•Scott Keeney, our chief executive officer ("CEO"); and
•Joseph Corso, our chief financial officer ("CFO")

2023 Business Highlights

During 2023 we generated strong cash flows and significantly increased backlog while transitioning our manufacturing base and improving our global manufacturing capabilities. Specifically, we:

•generated cash from operations of $10.1 million and increased cash and investments by $4.7 million;
•ended the year with backlog of $108 million, an increase of 34% over the prior year;
•increased revenue from the Aerospace and Defense market by 4% to $91.4 million;
•were awarded over $200 million of new contracts for the directed energy market;
•improved product gross margins by 2.5%;
•decreased operating expenses by $13.0 million and decreased net loss by $12.9 million, or $0.32 per diluted share; and
•qualified a third party contract manufacturer in Thailand and substantially reduced our reliance on manufacturing in China.

Executive Compensation Philosophy

Our executive compensation program is designed to achieve the following three primary objectives:

•Attract, retain and motivate highly skilled individuals based upon their contribution to the success of our company, and that of our stockholders;
•Drive outstanding achievement of business objectives and reinforce our strong pay-for-performance culture; and
•Align our named executive officers’ interests with the long-term interests of our stockholders, with a focus on performance that drives value creation for our stockholders.

Our executive compensation program emphasizes long-term equity compensation as the most significant component of each named executive officer’s compensation, aligning the compensation of our named executive officers with stockholder returns. The only fixed component of our named executive officers’ annual compensation is base salary.

The compensation committee of our board of directors oversees our executive compensation program and seeks to provide compensation opportunities for our executive officers in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and stockholder interests. The core principle of our executive compensation philosophy is to pay-for-performance.

Our compensation philosophy continues to focus on pay-for-performance. We closely aligned the compensation paid to our named executive officers with achievement of both near-term and long-term financial, operational and strategic objectives. In 2023, we structured our compensation mix such that approximately 88% of the target total direct compensation awarded to our chief executive officer was in the form of equity awards and variable cash incentives and only 12% in the form of base salary. The allocation of shares in our equity awards was one-half time-based and one-half performance-based to reward long-term performance consistent with retention incentives. The graphic below shows the target total direct compensation mix for 2023 for our chief executive officer. The target total direct compensation mix for 2023 reflects actual salary, target cash incentive awards, and the grant date fair value of the annual grant of time-vested and performance-based equity awards, with the performance-based equity valued based on target performance.

Compensation Governance Practices

What We Do

Independent Compensation Committee and Compensation Consultant. The compensation committee is comprised solely of independent directors. The compensation committee solicits advice from independent compensation consultants retained directly by the compensation committee.

Risk Analysis. Compensation programs are structured to avoid inappropriate risk taking by our executives and all employees by having the appropriate pay philosophy to support reasonable business objectives.

Incentive Award Opportunities Capped. We limit our performance-based cash incentive awards to 177.5% of the target, and we limit our performance-based equity incentive awards to 200% of the target.

Pay-for-Performance. Named executive officer compensation is heavily weighted toward at-risk performance-based compensation, with cash incentives based upon achievement of financial targets and performance-based equity being earned based upon achievement of pre-established financial, operational, strategic objectives or relative Total Shareholder Return.

Double-Trigger Change in Control Provisions. All equity awards granted to named executive officers since our initial public offering in 2018 are subject to "double-trigger" provisions under our change in control agreements, and the level of severance thereunder is reasonable and comparable to market-competitive levels.

Annual Executive Compensation Review. The compensation committee conducts an annual review of our executive compensation program, including a review and determination of our compensation peer group used for comparative purposes and other factors.

Strict Equity Ownership Guidelines. We have adopted strict equity ownership guidelines for our executive officers and directors.

Clawback Policy. The compensation committee has adopted a compensation recovery policy that is intended to comply with the requirements of the Exchange Act and NASDAQ listing standard. Our policy allows us to recover certain incentive-based compensation payable to an executive officer if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws.

What We Don't Do

No Special Perquisites. We did not provide, nor do we have any plans to provide, any special benefits or perquisites to our named executive officers in 2023.

No Hedging or Pledging. Our insider trading policy strictly prohibits our directors and executive officers from purchasing options on our securities, pledging our stock in a margin account or otherwise entering into transactions designed to hedge or offset any decrease in the market value of our stock.

No Guarantees of Employment. We do not have any employment contracts with any of our executive officers that guarantee a term of employment, contain extraordinary severance provisions or guarantee salary increases or bonus amounts.

No Special Retirement or Health and Welfare Benefit Plans. We do not offer, nor do we have plans to offer, supplemental pension arrangements, defined benefit retirement plans, nonqualified deferred compensation plans, or any special health and welfare benefits programs to our executive officers that are different from or in addition to what is offered to our other employees.

No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay, nor do we have any plans to pay, dividends or dividend equivalents on unvested or unearned equity compensation awards.

Compensation-Setting Process

The compensation committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and retains authority to determine all matters of compensation and benefits for our named executive officers. With respect to our named executive officers, the compensation committee reviews and approves their annual base salaries, cash incentive opportunities and payments, long-term equity compensation opportunities and payments and other compensation, if any.

Our chief executive officer provides input with respect to adjustments to annual base salaries, annual cash incentive opportunities, long-term equity incentive compensation opportunities, program structures and other compensation-related matters for our named executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our chief executive officer and uses them as one factor in determining and approving the compensation for our named executive officers.

The independent compensation consultants hired by the compensation committee for 2023 compensation decisions, Semler Brossy, were retained directly by the compensation committee. Our independent compensation consultant works directly with the compensation committee, and not on behalf of our management, to provide advice and recommendations on competitive market practices and input on specific compensation decisions.

Peer Group

The compensation committee examines the compensation practices of a defined peer group of companies, supplemented by survey data using similar peer group parameters, to assess the competitiveness of the elements of our executive officer compensation programs. The compensation committee completed its annual review of our peer group, consulting with Semler Brossy and taking into consideration changes in our market capitalization and the perspectives of outside investors and governance advisory groups. Based on this review in 2023, the only change to our peer group was removal of NeoPhotonics Corporation, due to its acquisition in 2022. In reviewing the specific companies, the compensation committee considered objective criteria, such as industry, market capitalization, revenues and headcount, as well as stage of the company and if the company considered us a peer. The revised peer group consisted of 14 companies for the purposes of evaluating the competitiveness of our executive officer compensation in 2023. Our peer group includes companies in related industries with market capitalization ranging from approximately 0.4x to 5.0x our market capitalization and revenues ranging between approximately 0.1x and 5.0x our annual revenues, as of the date of the analysis in 2023.

2023 Peer Group

3D Systems	Ichor	SkyWater Technology
Axcelis Technologies	Impinj	Veeco Instruments
Cohu	Knowles	Velodyne Lidar
CTS Corporation	Ouster	VPG
FARO Technologies	Photronics

The compensation committee used the competitive market data to inform its judgment about 2023 executive compensation decisions but did not benchmark or target compensation of any executive officer to a specific percentile.

Elements of Executive Compensation

Our executive compensation program emphasizes the following three primary components:

•base salary;
•performance-based cash incentives that will only be paid based on achievement of key financial targets approved by the compensation committee; and
•long-term equity incentives that are issued in the form of both performance-based RSUs, for encouraging performance based on goals aligned with delivering value for our stockholders, and time-vested RSUs, for retention and reinforcing our ownership culture and alignment with stockholders.

In addition, each of our executive officers participates in a variety of benefit plans that are generally available to all U.S. employees, and has an employment agreement providing for severance benefits in connection with a qualifying termination.

The compensation committee takes a holistic view on our executive compensation program, seeking to ensure the overall program is meeting the company’s objectives while providing the compensation committee with the flexibility to structure individual compensation packages that are market-competitive.

We focus on total target direct compensation, and factor in all aspects of pay, including base salary, performance-based cash incentives and time- and performance-based long-term equity incentives, to maintain an executive compensation program that is competitive. The compensation committee does not have a specific formula that is used between the elements of pay but applies its business judgment in providing compensation opportunities for our executives that promote the interests of our stockholders over both the near-term and long-term. To inform its judgment, the compensation committee examines peer group compensation practices, and with an understanding of those practices, seeks to create an appropriately leveraged, variable compensation program for our named executive officers that reinforces our pay-for-performance culture.

Base Salaries

Base salaries are designed to provide a level of fixed compensation.

The compensation committee reviews base salaries for our executive officers on an annual basis. Adjustments are determined by the compensation committee based on a number of factors, including the level of responsibility, expertise, and experience of the individual, internal equity, individual and company performance, competitive conditions in the industry, and base salaries for individuals in comparable positions at comparable companies, while taking into account the company’s cash flow considerations. The compensation committee also considers recommendations made by our chief executive officer regarding salary rate adjustments for his direct reports.

During 2023, the compensation committee did not approve any changes to the base salary of either Mr. Keeney or Mr. Corso.

The table below summarizes for each of our named executive officers the annual base salaries for 2023:

Named Executive Officer	Annual Base Salary ($) 2023
Scott Keeney	$438,000
Joseph Corso	300,000

Performance-Based Cash Incentive Opportunities

Each named executive officer was assigned a target cash incentive opportunity, the amount of which was calculated as a percentage of their 2023 semi-annual base salary paid for each half of the year. The target cash incentive percentages for Mr. Keeney and Mr. Corso in 2023 are consistent with their respective target cash incentive percentages for the second half of 2022.

The following table shows the target incentive of each named executive officer for each half of 2023:

Named Executive Officer	1H 2023 Target Incentive(as a % of 1H 2023 Base Salary)	1H 2023 Target Incentive ($)	2H 2023 Target Incentive (as a % of 2H 2023 Base Salary)	2H 2023 Target Incentive ($)
Scott Keeney	100%	$219,000	100%	$219,000
Joseph Corso	65%	97,500	65%	97,500

Cash Incentive Structure and Objectives

The 2023 semi-annual cash incentive awards for our named executive officers were determined based on the achievement of revenue and profitability targets set at the beginning of the year based on our annual operating plan, as set forth below. Overall achievement is weighted 25% on revenue and 75% on adjusted EBITDA, with a maximum aggregate cash incentive payout of 177.5% of the target opportunity. For revenue, a minimum threshold of 90% achievement is required for a 90% payout, and the maximum payout is 110% for 110% achievement of the revenue target. For adjusted EBITDA, a minimum threshold of 25% achievement must be met before any cash incentive payout is earned. The maximum payout is 200% for 175% achievement of the adjusted EBITDA target, with a flat slope from 0% to 200% payout.

The following is an illustration of the calculation of individual cash incentive payments for our named executive officers.

% Achievement against Semi-Annual Company Financial Targets	x	Individual Target Incentive Opportunity	=	Semi-Annual Cash Incentive Plan Payout

Following each half of 2023, the compensation committee evaluated our performance during such portion of the year to determine the actual achievement in relation to our financial targets.

The following table shows the level of achievement against the applicable financial targets set at the beginning of the year for each half of 2023:

2023 Financial Targets	1H 2023				2H 2023
	Target	Actual	Weight	Achievement	Target	Actual	Weight	Achievement
Revenue (in millions)	$115.2	$107.4	25%	93%	$145.6	$102.5	25%	0%
Adjusted EBITDA(1) (in millions)	$8.4	$1.6	75%	0%	$8.4	$(4.9)	75%	0%
Total			100%	23%			100%	0%
(1)    A reconciliation of GAAP net loss to adjusted EBITDA (non-GAAP) for each half of 2023 is provided in Appendix A.

In accordance with our 2023 cash incentive plan, we paid a semi-annual cash incentive award for the first-half of 2023 to our named executive officers equal to 23% of each named executive officer’s target cash incentive. For the second-half of 2023, no cash incentive awards were paid as the minimum thresholds of the financial targets were not achieved. As a result of these semi-annual achievement levels, each named executive officer earned 11.5% of their annual target cash incentive award for 2023. The total aggregate cash incentive payments for 2023 are set forth in the "Summary Compensation Table" below.

Long-Term Equity Incentives

Our 2018 Plan authorizes us to grant different types of equity awards, including stock options, time-based restricted stock awards ("RSAs") or RSUs and performance-based RSAs or RSUs. Equity awards to our named executive officers are determined by the compensation committee in accordance with the 2018 Plan and our administrative guidelines. Equity compensation is used to reward performance and contributions to our company, as well as to promote retention.

The compensation committee believes that equity compensation is a key component of our pay-for-performance compensation philosophy and is an effective way to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of stockholder value. Equity awards to our named executive officers are generally made on an annual basis, along with the annual equity awards made to other employees of our company. All annual grants are approved by the compensation committee under our guidelines for equity awards and typically are scheduled to vest during what we anticipate will be an open trading window under our insider trading policy. The compensation committee also considers and grants equity awards for special situations, such as promotions, from time to time.

2023 Annual Equity Awards

In 2023, the compensation committee issued annual equity awards in the form of a combination of time-vested and performance-based RSUs to our named executive officers.

Time-vested RSUs, which made up half of the 2023 named executive officer equity awards, were granted for their retentive effect and because their value is directly impacted by all stock price changes and therefore tied directly to stockholder value. Performance-based RSUs ("PRSUs") were granted to our named executive officers in 2023, constituting, at the targeted number of shares, half of their 2023 annual equity awards. The vesting of these PRSUs is subject to our achievement of a three-year Total Shareholder Return goal (“TSR”) based on our TSR relative to the Russell 2000 index. As a result, the value of these PRSUs is directly impacted by our stock performance relative to peers and tied to stockholder value, reflecting our continued commitment to a pay-for-performance philosophy.

The size of the annual equity grants made to our named executive officers is determined in light of the compensation committee’s objective of providing total target direct compensation that is competitive with market practices but also taking into account recent stock price performance.

The individual amounts for the 2023 annual equity awards granted to our named executive officers are set forth in the table below:

Named Executive Officer	2023 Annual Time-Based RSUs (#)	2023 Annual Performance-Based RSUs (#)(1)
Scott Keeney	150,000	150,000
Joseph Corso	50,000	50,000
______________
(1)    Performance-based RSUs reflect the "target" number of shares that can be earned based on performance. Actual shares earned may vary from 0% to 200% of the "target" number.

The time-based RSUs granted to our named executive officers vest over a period of three years from the effective date, with one-third vested on March 1, 2024 and one-twelfth vesting each quarter thereafter for the next eight calendar quarters subject to the executive officer’s continued service with us, and further subject to vesting acceleration as described in the “Potential Payments upon Termination or Change-In-Control” section below.

The PRSUs granted to our named executive officers in 2023 will vest following the end of a three-year performance period, subject to the executive officer’s continued service to us, with the number of units eligible for vesting determined based on performance of our TSR for the period from April 1, 2023 through March 31, 2026 (the period is subject to adjustment in the event of we experience a change in control as described below) relative to the TSRs for the same time period of the companies identified as being part of the Russell 2000 Index as of April 1, 2023, that remain listed on any established stock exchange or national market system as of March 31, 2026. The PRSUs that become eligible for vesting based on our relative TSR performance will be between 0% and 200% of the target amount, with a maximum vesting of 100% if our TSR is negative, as measured by a third-party valuation firm and approved by the compensation committee.

The table below reflects selected details relating to the PRSUs granted to our named executive officers in 2023.

Objective	Below Threshold	Threshold	Target	Maximum(1)
Percentile Rank of our TSR against the Russell 2000	Below the 25th percentile	25th percentile	50th percentile	75th percentile or higher
Percentage of PRSUs Eligible for Vesting(2)	0% - no PRSUs vest	50%	100%	200%
_________________
(1) The percentage of PRSUs eligible for vesting is capped at 100% if our TSR over the performance period is negative.
(2) If our TSR over the performance period is between the 25th and 50th percentile, or it is positive and between the 50th and 75th percentile, then the percentage of the target number of PRSUs that will be eligible to vest will be interpolated linearly between the corresponding percentages designated for those percentiles.

In the event that we experience a change in control as defined in the 2018 Plan before March 31, 2026, then performance on the relative TSR goal for these PRSUs will be measured over a reduced period from April 1, 2023 to the third trading day prior to the date of the change in control, and our TSR for this period will be measured using the per share price payable in the change in control as the ending stock price. The PRSU awards do not provide for acceleration of the requirement that service continue to May 14, 2026, but allow for the possibility of double-trigger vesting upon a qualifying termination if provided under another agreement, such as an employment agreement.

See the table entitled “Grants of Plan-Based Awards in Fiscal Year 2023” in this section of the proxy statement for additional information regarding these equity awards to our named executive officers in 2023.

Achievement of 2021 Performance-Based Award Goals for Performance Period Ended in 2023

Our performance-based RSAs or RSUs awarded in July 2021 were subject to achievement of performance goals for the period ending June 30, 2023. Performance goals were not established on the date of the award in order to maintain flexibility due to the global pandemic and evolving global economy. In October 2021, the compensation committee approved the performance goals set forth below, with possible achievement ranging from a minimum of 0% to a maximum of 180% of the target amount. After the close of the performance period, the compensation committee determined that 56% of these awards were eligible to vest based on achievement of revenue, laser products gross margin and key objectives, as set forth below. Any performance-based RSAs or RSUs eligible for vesting were vested 50% after the measurement was determined and 50% will vest on the anniversary of the first vesting date, subject to such named executive officer’s continued service, and further subject to the vesting acceleration as described in the "Potential Payments upon Termination or Change In Control" section below. The two-year vesting pattern was used to promote retention.

Ultimate achievement for these awards was based on three categories of performance measures, including a specific revenue target and product gross margin target as set forth below and the achievement of key objectives. We believe performance measures including revenue, product gross margin and key objectives provided balanced incentives which create long-term value for our stockholders. Our key objectives were focused primarily on product development, business development, technology innovation and cost reductions.

Our key objectives included objectives related to:

•directed energy product launches, program management and business development activities;

•securing key design wins and increasing market share with targeted customers in industrial end-markets;
•achieving targeted performance in specific semiconductor and fiber laser products;
•launching initial products for new markets;
•increasing automation;
•achieving key information technology objectives for global security and system enhancements; and
•strengthening our supply chain and human capital to support long-term growth.

The achievement for our 2021 performance-based awards for our named executive officers was as follows (in millions of dollars, except for percentages):

Performance Measures	Threshold	Goal	Actual	Min Payout	Max Payout	Achieved
Revenue (excluding China) (in millions)(1)	$250.0	$275.0	$208.3	0%	80%	0%
Laser Products Gross Margin(2)	39.0%	39.0%	24.6%	0%	20%	0%
Key objectives	50 pts	80 pts	92 pts	0%	80%	56%
Total				0%	180%	56%
_________________
(1)    Revenue goal measured based on GAAP revenue for the 12-month trailing period ended June 30, excluding revenue from China and revenue from acquisitions closed after July 1, 2021.
(2)    GAAP gross margin objective measured based on Laser Products gross margin, as calculated for segment reporting, for the period July 1, 2022 through June 30, 2023.

Named Executive Officer	Target Performance-Based RSAs or RSUs Scheduled to Begin Vesting in 2023 (#)	Number of Performance-Based RSAs or RSUs Achieved (#)	% of Target Achievement
Scott Keeney	53,333	29,867	56%
Joseph Corso	13,333	7,467	56%

Change of Control and Severance Benefits; Transition Arrangements

Our change of control severance agreements with our named executive officers and certain of our other officers are described in this Proxy Statement under “Employment Arrangements.”

The compensation committee believes that these agreements protect the interests of our stockholders by providing a framework for avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The uncertainty about the future status of employment among management that can arise in the face of a potential change of control could result in the untimely departure or distraction of key officers. Change of control severance agreements provide support to officers to remain with our company despite uncertainties while a change of control is under consideration or pending and the compensation committee believes that the potential benefits under these agreements are reasonable and generally comparable to competitive agreements offered by our peer companies to their senior executives. Except for outstanding equity awards granted prior to the effective date of executive employment agreements, which vest following a change of control, severance benefits are “double-trigger,” which means that they are provided to the executive only in the event that the executive is terminated, or the executive involuntarily experiences material changes in terms of employment, following a change of control. We do not provide for gross ups for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Under our 2018 Plan, if a change in control occurs, any outstanding equity awards that are not assumed or substituted for in the transaction will become fully vested and exercisable, and all such performance-based equity awards will be deemed earned at the greater of target or actual results immediately prior to the change in control.

Other Benefits and Perquisites

Our named executive officers participate in various employee benefit plans, including health, dental and vision care plans, life insurance and our 401(k) plan and stock purchase plans. These benefit plans are the same plans offered to our other employees.

Consideration of Stockholder Advisory Vote on Executive Compensation

At our 2023 Annual Meeting of Stockholders, 98% of the votes on our non-binding, advisory proposal to approve compensation provided to our named executive officers in 2022 voted “FOR” the approval of the proposal. Although this advisory vote is not binding on our compensation committee, the compensation committee considers this result in its review and approval of our executive compensation programs and policies.

Equity Ownership Guidelines

We have equity ownership guidelines for our executive officers as well as our non-employee directors. For more information about our equity ownership guidelines for non-employee directors, see “Board of Directors and Corporate Governance—Outside Director Compensation—Director Equity Ownership Guidelines.” The guidelines require our chief executive officer to hold shares equal in value to three times annual base salary. Other executive officers must hold shares equal in value to their annual salary. Executive officers have five years from November 1, 2019, when the guidelines were adopted, or if later, from the time they become executive officers, to meet the ownership guidelines. Shares counted for this purpose include issued shares owned by the executive officer or members of the executive officer’s immediate family members residing in the same household, including shares held in trusts, limited partnerships, or similar entities for the sole benefit of the executive officer or his immediate family members residing in the same household.

As of December 31, 2023, all of our executive officers satisfy the equity ownership guidelines for executive officers.

Compensation Recovery Policy

In November 2023, our board of directors adopted a revised compensation recovery policy applicable to our current and former executive officers. The compensation recovery policy is intended to comply with Section 10D and Rule 10D-1 of the Exchange Act and the relevant Nasdaq listing standards. Pursuant to the compensation recovery policy, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws, our compensation committee (or the independent members of our board of directors or another committee of independent members of our board of directors, if determined in the discretion of our board of directors) must determine what incentive-based compensation, if any, must be recovered from our executive officers. Subject to the limited exceptions set forth in the policy, the recovery of excess incentive-based compensation from current and former executive officers under the policy is non-discretionary, without regard to whether the executive officer was at fault for the accounting restatement. As described in more detail in the policy, excess compensation generally is incentive-based compensation that exceeds the amount an executive officer otherwise would have received had the compensation been determined based on the restated amounts. Excess compensation generally is covered by the policy if received by an executive officer on or after October

2, 2023 and during the three completed fiscal years immediately prior to the date it is determined that an accounting restatement is required, such amounts were received after the individual became an executive officer and such individual was an executive officer at any time during the applicable performance period for the incentive-based compensation.

Equity Award Grant Policies

We do not have a policy or practice to time equity grants based on the release of material non-public information.

Hedging and Pledging Prohibitions

We have an Insider Trading Policy, which, among other things, prohibits our employees, including officers, and our directors from making short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging any of our securities as collateral for a loan and holding any of our securities in a margin account, whether such securities are granted as compensation or are held, directly or indirectly, by the employee or director. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our chief executive officer and certain other executive officers to $1 million per executive officer per year, subject to certain exceptions. Neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

When approving the amount and form of compensation for our executive officers, we generally consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our compensation committee or its authorized subcommittee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

No Gross-Ups for Taxes on Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Accounting for Stock-Based Compensation

Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 generally requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC 718 also generally requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2023, and this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors*:

Bill Gossman (Chair)
Raymond Link
Geoffrey Moore

*This compensation committee report is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be a part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

Compensation Risk Analysis

Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on those reviews, the compensation committee structures our executive compensation program to align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking. We do believe that any potential risks arising from our compensation programs, policies and practices, including our executive compensation program, are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2023, 2022 and 2021. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Non-equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Scott Keeney	2023	$438,000	$—	$3,523,500	$50,370	$12,294	$4,024,164
President and Chief Executive Officer	2022	426,600	—	2,900,332	80,485	12,019	3,419,436
	2021	407,600	—	4,953,069	370,315	10,081	5,741,065
Joseph Corso(4)	2023	300,000	—	1,174,500	22,425	9,481	1,506,406
Chief Financial Officer	2022	280,385	—	1,209,950	25,200	8,899	1,524,434

(1)    The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based RSAs and RSUs and performance-based RSAs or RSUs ("PRSUs" or "PRSAs") granted under our 2018 Plan to each of our named executive officers calculated in accordance with FASB ASC Topic 718. The grant date fair value of the 2021 performance-based RSAs or RSUs and all time-based RSAs or RSUs is determined using the fair value of our common stock on the date of grant. The grant date fair value of 2022 and 2023 performance-based RSUs is determined using a Monte Carlo simulation pricing model. These amounts do not necessarily correspond to the actual value recognized by our named executive officers. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K.
(2)    The amounts disclosed in this column for each year represent cash incentives earned and payable upon determination of achievement of financial targets. For more information regarding cash incentives paid in 2023, please see the “Performance-Based Cash Incentive Opportunities” and "Cash Incentive Structure and Objectives" sections above.
(3)    The amounts disclosed in this column represent, for each named executive officer, company-paid 401(k) matching contributions and company-paid HSA matching contributions.
(4)    Mr. Corso became an executive officer upon his appointment as our chief financial officer in March 2022 and, accordingly, compensation information for 2021 is not included.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table presents information regarding grants of plan-based awards during 2023 to our named executive officers. The non-equity incentive plan awards were granted under our 2023 cash incentive plan, as described in the “Performance-Based Cash Incentive Opportunities” and “Cash Incentive Structure and Objectives” sections above. The equity awards were granted under our 2018 Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at Fiscal Year Ended December 31, 2023.”

Name	Grant date for Stock and Option Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Keeney		—	$438,000	$777,450	—	—	—	—	$—
	4/17/2023	—	—	—	75,000	150,000	300,000	—	2,118,000
	4/17/2023	—	—	—	—	—	—	150,000	1,405,500
Joseph Corso		—	300,000	532,500	—	—	—	—	—
	4/17/2023	—	—	—	25,000	50,000	100,000	—	706,000
	4/17/2023	—	—	—	—	—	—	50,000	468,500
(1)    Our named executive officers are eligible for a payout in the range of 0% to 177.5%.

CEO Pay Ratio Disclosure

Under the Dodd-Frank Act and Item 402 of Regulation S-K under the Securities Act, we are required to disclose the ratio of the annual total compensation of our median-compensated employee to the annual total compensation of our CEO.

We selected December 31, 2023, the last day of our fiscal year 2023, as the date on which to determine our median employee. In order to identify our median-compensated employee, we aggregated compensation for all of our world-wide employees as of December 31, 2023, as follows: Annual base salary for regular salaried employees, or hourly rate multiplied by the expected annual work schedule for regular hourly employees, plus target annual bonus or commission. Components of compensation paid in foreign currency were converted to U.S. dollars based on currency exchange rates as of December 31, 2023 (other than our CEO). We then ranked this compensation measure for all of our worldwide employees and identified the median employee. Our median-compensated employee on a worldwide basis is a Manufacturing Lead in the United States. The compensation of our median employee does not include certain company-provided benefits such as health insurance, life insurance or employee stock purchase plan.

For 2023, the annual total compensation for Mr. Keeney, from the Summary Compensation Table above, was $4,024,164, and the annual total compensation for our median-compensated employee was $67,547, resulting in an estimated pay ratio of approximately 60:1.

As noted above, Mr. Keeney's cash compensation for 2023 was $500,664. The Summary Compensation Table total for Mr. Keeney for 2023 includes the full value of an annual grant of time-based equity compensation that will be earned over three years, and the value of an annual grant of performance-based equity compensation that will be measured and earned in three years based on relative Total Shareholder Return, which is valued for purposes of the Summary Compensation Table and this pay ratio disclosure based on a Monte Carlo simulation of value at the time of the grant.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations, worldwide locations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Act (the "PvP Rules"), we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our Compensation Discussion and Analysis.

The following table provides information regarding compensation actually paid to our principal executive officer ("PEO"), and other named executive officers ("Other NEOs") for each year from 2020 to 2023, compared to our TSR from December 31, 2019, through the end of each such year, and our net income and total revenue for each such year.

					Value of Initial Fixed $100 Investment
Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Other NEOs(4)	Average Compensation Actually Paid to Other NEOs(5)	Company Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)	Net Loss (in thousands)(8)	Total Revenue (in thousands)(9)
2023	$4,024,164	$7,697,077	$1,506,406	$2,749,232	$67	$130	$(41,670)	$209,921
2022	3,419,436	(2,827,678)	840,049	(2,323,427)	50	110	(54,579)	242,058
2021	5,741,065	2,568,562	2,286,632	430,621	118	138	(29,669)	270,146
2020	5,456,545	10,998,677	1,801,666	4,451,831	161	120	(20,932)	222,789
______________
(1)    Our PEO was Scott Keeney for each year indicated.
(2)    Represents the total compensation paid to our PEO in each listed year, as shown in the "Total" column of our Summary Compensation Table for such listed year.
(3)    Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of the compensation reported in the "Total" column of the summary compensation table total under the methodology prescribed under the relevant rules as shown in the adjustment table below.

	2020	2021	2022	2023
PEO Summary Compensation Table Total(a)	$5,456,545	$5,741,065	$3,419,436	$4,024,164
Subtract: Grant date fair value of option awards and stock awards granted during the year(b)	(4,736,078)	(4,953,069)	(2,900,332)	(3,523,500)
Add: Fair value at year end of outstanding and unvested option awards and stock awards granted during the year(c)	5,877,000	3,832,000	2,910,470	5,396,658
Adjust for: Change in fair value of outstanding and unvested option awards and stock awards granted in prior years(c)	3,839,613	(1,848,380)	(3,814,958)	1,232,831
Adjust for: Fair value upon vesting of option awards and stock awards granted during the year that vested during the year(c)	254,565	—	—	—
Adjust for: Change in fair value as of vesting date of option awards and stock awards granted in prior years for which applicable vesting conditions were satisfied during the current year(c)	307,033	(203,054)	(2,442,294)	566,924
Total adjustments	5,542,133	(3,172,503)	(6,247,114)	3,672,913
Compensation Actually Paid	$10,998,677	$2,568,562	$(2,827,678)	$7,697,077
_______________

a.We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the PvP rules are not relevant to our analysis and no adjustments have been made.
b.The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
c.In accordance with PvP Rules, the fair values of unvested and outstanding equity awards to our PEO were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. The assumptions used for determining the fair values shown in this table do not differ materially from those used to determine the fair values disclosed as of the grant date of such awards. Please see “Accounting Assumption Disclosures” for further discussion on the assumptions used for these remeasurements.

(4)    This figure is the average of the total compensation paid to our Other NEOs in each listed year, as shown in the “Total” column of our Summary Compensation Table for such listed year. The names of the Other NEOs in each year are listed in the table below.

2020	2021	2022	2023
Ran Bareket	Ran Bareket	Ran Bareket	Joseph Corso
Robert Martinsen		Joseph Corso
(5)    This figure is the average of compensation actually paid for our Other NEOs in each listed year. Compensation actually paid does not mean that these Other NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's PvP Rules as shown in the table below, with the indicated figures showing an average of such figure for all Other NEOs in each listed year.

	2020	2021	2022	2023
All Other NEO Summary Compensation Table Total(a), (b)	$1,801,666	$2,286,632	$840,049	$1,506,406
Subtract: Grant date fair value of option awards and stock awards granted during the year(c)	(1,446,605)	(1,857,400)	(604,975)	(1,174,500)
Add: Fair value at year end of outstanding and unvested option awards and stock awards granted during the year(d)	2,122,250	1,437,000	580,822	1,798,886
Adjust for: Change in fair value of outstanding and unvested option awards and stock awards granted in prior years(d)	1,840,853	(1,317,793)	(616,137)	481,683
Adjust for: Fair value upon vesting of option awards and stock awards granted during the year that vested during the year(d)	96,480	—	—	—
Adjust for: Change in fair value as of vesting date of option awards and stock awards granted in prior years for which applicable vesting conditions were satisfied during the current year(d)	37,187	(117,819)	(528,435)	136,757
Subtract: Fair value as of prior year end of option awards and stock awards granted in prior years that failed to meet applicable vesting conditions during the current year	—	—	(1,994,750)	—
Total adjustments	2,650,165	(1,856,012)	(3,163,475)	1,242,826
Compensation Actually Paid	$4,451,831	$430,621	$(2,323,427)	$2,749,232
_______________
a.We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
b.The amounts reflect the amounts reported in the "Total" column in the Summary Compensation Table for the applicable year.
c.The amounts reflect the average of the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
d.In accordance with PVP Rules, the fair values of unvested and outstanding equity awards to our Other NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. The assumptions used for determining the fair values shown in this table do not differ materially from those used to determine the fair values disclosed as of the grant date of such awards. Please see “Accounting Assumption Disclosures” for further discussion on the assumptions used for these remeasurements.

(6)     Total shareholder return is calculated by assuming that a $100 investment was made on the trading day prior to the earliest fiscal year reported in the Pay versus Performance table to which this footnote relates and reinvesting all dividends until the last day of each reported fiscal year.
(7)     The peer group used is the Russell 2000 Index, as used in our performance graph in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We include a comparison against the Russell 2000 Index because it represents small cap market capitalization companies similar to us. We do not believe that there is a published industry or line-of-business index, or a readily definable peer group of publicly traded companies, that provides a more meaningful comparison of the cumulative return of our common stock or that there is otherwise a reasonably identifiable peer group for purposes of such performance graph. Total shareholder return is calculated by assuming that a $100 investment was made on the trading day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
(8)     The dollar amounts reported are our net income as reflected in our audited financial statements.
(9)     In our assessment, total revenue is the financial performance measure that is the most important financial performance measure (other than total shareholder return) used by us in 2023 to link compensation actually paid to performance.

Tabular List of Performance Measures
The list below includes the four financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our named executive officers for 2023 to our performance.

Tabular List
Total Revenue
Product Gross Margin
Adjusted EBITDA
Relative TSR

Description of Relationships Between Compensation Actually Paid and Performance
We believe our pay-for-performance philosophy is well reflected in the table above because the “compensation actually paid (as reported in the Pay versus Performance table above) tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measures shown.

Compensation Actually Paid Versus TSR

Compensation Actually Paid vs. TSR
$161
$138
$130
$120
$118
$110
$11.0M
$7.7M
$67
$4.5M
$50
$2.6M
$2.7M
$0.4M
$(2.8)M
$(2.3)M
2020
2021
2022
2023
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
nLIGHT TSR
Peer Group TSR

Compensation Actually Paid Versus Net Loss

Compensation Actually Paid vs. Net Loss
$(20.9)M
$(29.7)M
$(54.6)M
$(41.7)M
$11.0M
$4.5M
$2.6M
$0.4M
$(2.8)M
$(2.3)M
$7.7M
$2.7M
2020
2021
2022
2023
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Loss (millions)

Compensation Actually Paid Versus Total Revenue

Compensation Actually Paid vs. Total Revenue
$222.8M
$270.1M
$242.1M
$209.9M
$11.0M
$4.5M
$2.6M
$0.4M
$(2.8)M
$(2.3)M
$7.7M
$2.7M
2020
2021
2022
2023
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Total Revenue (millions)

Accounting Assumption Disclosures

In accordance with the PvP Rules, the fair values of unvested and outstanding equity awards to our named executive officers were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the Pay versus Performance table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under GAAP. Other than as disclosed below, all other valuation assumptions are materially consistent with the grant date assumptions. See Note 16 “Stockholders' Equity and Stock-Based Compensation” to the Consolidated Financial Statements of the Form 10-K for additional details on the valuation assumptions used at grant for the most-recently disclosed fiscal year.

Option Awards: The range of estimates used in the option fair value calculations are as follows:

Assumption	2023	2022	2021	2020
Expected Term	—	1.50 years-2.57 years	1.63 years-3.57 years	1.91 years-4.57 years
Volatility	—	58.41%-67.30%	63.32%-72.45%	61.11%-69.76%
Dividend Yield	—	0%	0%	0%
Risk-Free Rate	—	0.91%-4.44%	0.13%-1.05%	0.14%-1.63%

TSR Awards: For PSUs with a TSR metric, the fair values as of each measurement date (prior to the end of the performance period) were determined using a Monte Carlo simulation pricing model, with assumptions and methodologies that are generally consistent with those used to estimate the fair value at grant under US GAAP. The range of estimates used in the Monte Carlo calculations are as follows:

Assumption	2023	2022
Volatility	57.21% - 58.47%	60.20%
Dividend Yield	0%	0%
Risk-Free Rate	4.07% - 4.40%	4.21%
Correlation Coefficient	0.5669 - 0.6087	0.5651

Performance Awards Without Market Conditions: For performance-based awards with only performance conditions, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

Outstanding Equity Awards at December 31, 2023

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2023.

Name	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price($)(2)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)(4)
Scott Keeney	234,025	—	$0.75	02/26/2025	—		—	—		—
	31,748	—	1.10	07/01/2026	—		—	—		—
	99,706	—	1.45	06/02/2027	—		—	—		—
	263,794	—	1.45	06/02/2027	—		—	—		—
					30,000	(5)	$405,000	14,934	(11)	$201,609
					53,334	(7)	720,009	116,667	(12)	1,575,005
					58,337	(8)	787,550	150,000	(13)	2,025,000
					150,000	(10)	2,025,000	—		—
Joseph Corso	—	—	—	—	20,834	(6)	281,259	3,734	(11)	50,409
	—	—	—	—	13,334	(7)	180,009	42,500	(12)	573,750
	—	—	—	—	21,252	(8)	286,902	50,000	(13)	675,000
	—	—	—	—	7,500	(9)	101,250	—		—
	—	—	—	—	50,000	(10)	675,000	—		—

(1)    Each of the outstanding options to purchase shares of our common stock was granted pursuant to our 2001 Stock Option Plan, as amended.
(2)    Each of the exercise prices in this column represents the fair market value of a share of our common stock on the date of grant of the option (including options granted pursuant to our February 2015 stock option exchange program), in each case as determined by our board of directors.
(3)     The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the year, which was $13.50 per share.
(4)    Market value was calculated by multiplying the target number of performance shares by the closing market price of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the year, which was $13.50 per share.

(5)    Represents time-based RSAs that were granted under our 2018 Plan in 2020 that have not vested as of December 31, 2023. One-fourth of the RSAs vested or will vest on each of June 1, 2021, 2022, 2023 and 2024, subject to continued service with us through each such vesting date.
(6)    Represents time-based RSUs that were granted under our 2018 Plan in 2020 that have not vested as of December 31, 2023. One-fourth of the RSUs vested or will vest on each of September 1, 2021, 2022, 2023 and 2024, subject to continued service with us through each such vesting date.
(7)    Represents time-based RSAs or RSUs that were granted under our 2018 Plan in 2021 that have not vested as of December 31, 2023. One-fourth of the RSAs vested or will vest on each of June 1, 2022, 2023, 2024 and 2025, subject to continued service with us through each such vesting date.
(8)    Represents time-based RSUs that were granted under our 2018 Plan in July 2022 that have not vested as of December 31, 2023. One-third of the RSUs vested on June 1, 2023, and one-twelfth of the RSUs have vested or will vest each of the next eight quarters thereafter, subject to continued service with us through each such vesting date.
(9)    Represents time-based RSUs that were granted under our 2018 Plan in March 2022 that have not vested as of December 31, 2023. One-fourth of the RSUs vested or will vest on each of March 1, 2023, 2024, 2025 and 2026, subject to continued service with us through each such vesting date.
(10)    Represents time-based RSUs that were granted under our 2018 Plan in 2023 that have not vested as of December 31, 2023. One-fourth of the RSUs vested or will vest on each of March 1, 2024, 2025, 2026 and 2027, subject to continued service with us through each such vesting date.
(11)    Represents performance-based RSAs or RSUs granted in 2021. Upon the achievement of the specified performance conditions, 50% of the earned shares vested on August 17, 2023 and the remaining 50% of the earned shares will vest on August 17, 2024, subject to continued service to us through such date.
(12)    Represents performance-based RSUs granted in 2022. Upon the achievement of the specified performance conditions, 100% of the earned RSUs will vest on August 14, 2025, subject to continued service to us through such date.
(13) Represents performance-based RSUs granted in 2023. Upon the achievement of the specified performance conditions, 100% of the earned RSUs will vest on May 14, 2026, subject to continued service to us through such date.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2023

The following table presents information concerning the exercise of options during 2023 by our named executive officers, and the vesting of stock awards held by them during 2023 (with the reported value based on the market price on the applicable date and for exercised options, less the applicable exercise price).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Scott Keeney	139,268	$1,531,750	185,909	$2,454,745
Joseph Corso	—	—	62,197	768,111

Employment Arrangements

Below is a summary of the employment arrangements for our named executive officers. Each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement.

Scott Keeney

We entered into an employment agreement with Mr. Keeney in March 2018. The employment agreement does not have a specific term and provides that Mr. Keeney is an at-will employee.

Pursuant to the employment agreement with Mr. Keeney, if we terminate the employment of Mr. Keeney other than for death, “disability,” or “cause” (as such terms are defined in Mr. Keeney's employment agreement) outside of a change in control period (as defined below), and Mr. Keeney executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Keeney will be entitled to (i) continuing payments of his base salary for a period of 12 months and (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months, or taxable monthly payments of an equivalent amount for the same period. Mr. Keeney's then-outstanding equity awards will remain outstanding for three months or until the occurrence of a “change in control” (as defined in Mr. Keeney's employment agreement) (whichever is earlier) so that Mr. Keeney will be eligible to receive the vesting acceleration benefits described below to the extent applicable.

In addition, pursuant to the employment agreement with Mr. Keeney, if, within the period beginning three months prior to and ending 12 months following a “change in control” (as defined in Mr. Keeney's employment agreement) (such period referred to as the “change in control period”), the employment of Mr. Keeney is terminated other than for death, “disability,” or “cause” or Mr. Keeney resigns for “good reason” and Mr. Keeney executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Keeney will be entitled to (i) a lump sum payment equal to 18 months of his base salary, (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 18 months, or taxable monthly payments of an equivalent amount for the same period, and (iii) 100% of the then-unvested shares subject to his outstanding equity awards will immediately become vested and exercisable (in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels, unless the applicable equity award agreement provides otherwise).

Mr. Keeney’s employment agreement includes a Section 280G “best results” provision, which provides that if the severance payments or other benefits provided to the NEOs constitute “parachute payments” under Section 280G of the Internal Revenue Code, his severance and other benefits will be either (i) delivered in full or (ii) delivered only to a lesser extent that would result in no portion of such severance benefits being subject to applicable excise tax, whichever results in the greatest amount of after-tax benefits. We included this provision in the employment agreements to be clear that no Section 280G tax gross-ups would be provided.

Joseph Corso

We entered into an employment agreement with Mr. Corso in August 2020. The employment agreement does not have a specific term and provides that Mr. Corso is an at-will employee.

Pursuant to the employment agreement with Mr. Corso, if we terminate the employment of Mr. Corso other than for death, “disability,” or “cause” (as such terms are defined in Mr. Corso's employment agreement) outside the change in control period (as defined below), and Mr. Corso executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Corso will be entitled to (i) continuing payments of his base salary for a period of six months and (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to six months, or taxable monthly payments of an equivalent amount for the same period. Mr. Corso's then-outstanding equity awards will remain outstanding for three months or until the occurrence of a “change in control” (as defined in Mr. Corso's employment agreement) (whichever is earlier) so that Mr. Corso will be eligible to receive the vesting acceleration benefits described below to the extent applicable.

In addition, pursuant to the employment agreement with Mr. Corso, if, within the period beginning three months prior to and ending 12 months following a “change in control” (as defined in Mr. Corso's employment agreement) (such period referred to as the “change in control period”), the employment of Mr. Corso is terminated other than for death, “disability,” or “cause” or Mr. Corso resigns for “good reason” and Mr. Corso executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Corso will be entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months, or taxable monthly payments of an equivalent amount for the same period, and (iii) 100% of the then-unvested shares subject to his outstanding equity awards will immediately become vested and exercisable (in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels, unless the applicable equity award agreement provides otherwise).

Mr. Corso’s employment agreement includes a Section 280G “best results” provision as described above for Mr. Keeney.

Potential Payments upon Termination or Change-In-Control

The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2023, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated, with respect to RSAs or RSUs, as $13.50 (the closing price of a share of our common stock on December 29, 2023, the last trading day of 2023), multiplied by the number of unvested shares subject to the RSAs or RSUs as of December 31, 2023 that are being accelerated (and for performance-based RSAs or RSUs, based on the target number of shares). Neither Mr. Keeney nor Mr. Corso had any unvested stock options as of December 31, 2023.

Payments under employment agreements, as of December 31, 2023:

No change in control – involuntary termination without cause

	Scott Keeney	Joseph Corso
Base Salary ($)	$438,000	$150,000
Health Benefits ($)	23,317	11,658
Total ($)	$461,317	$161,658

Change in control - termination without cause or for good reason three months prior to or 12 months following change in control

	Scott Keeney	Joseph Corso
Base Salary ($)	$657,000	$300,000
Stock Awards ($)	7,897,561	2,863,168
280G Reduction in Severance Benefits ($)	—	—
Total ($)	$8,592,536	$3,186,484

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by stockholders:
2001 Stock Option Plan	1,397,679	$1.24	—
2018 Equity Incentive Plan	2,948,813	—	6,051,000
2018 Employee Stock Purchase Plan	—	—	4,130,190
Equity compensation plans not approved by stockholders	—	—	—
Total	4,346,492		10,181,190

(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs or RSAs, which have no exercise price.
(2)    Our 2018 Plan provides that on the first day of each fiscal year beginning in fiscal year 2019, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 3,431,515 shares, (ii) 5% of the outstanding shares of our capital stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our 2018 Employee Stock Purchase Plan (the “ESPP”) provides that on the first day of each fiscal year beginning in fiscal year 2019, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 857,879 shares, (ii) 2% of the outstanding shares of our capital stock on the first day of such fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2024, the number of shares of common stock available for issuance under our 2018 Plan and our ESPP increased by 2,363,307 shares and 857,879 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 8, 2024 for:

•each beneficial owner of more than 5% of our common stock;
•each of our directors;
•each of our named executive officers; and
•all directors and executive officers as a group.

Applicable percentage ownership is based on 47,562,870 shares of our common stock outstanding as of April 8, 2024. The holders of common stock have the right to one vote per share.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before the 60th day after April 8, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o nLIGHT, Inc., 4637 NW 18th Avenue, Camas, Washington 98607.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)%
5% Stockholders:
The Vanguard Group(2)	5,042,040	10.6%
BlackRock, Inc.(3)	3,520,183	7.4%
JPMorgan Chase & Co.(4)	3,518,955	7.4%
The Bank of New York Mellon Corporation(5)	2,422,771	5.1%
Directors and Named Executive Officers:
Scott Keeney	2,019,539	4.2%
Douglas Carlisle(6)	253,131	*
Joseph Corso	196,601	*
Geoffrey Moore	109,982	*
Raymond Link	104,358	*
Bill Gossman	105,286	*
Gary Locke	97,509	*
Camille Nichols	27,450	*
Bandel Carano	26,040	*
All current executive officers and directors as a group (9 people)	2,939,896	6.1%

*    Represents beneficial ownership of less than one percent.

(1)    Includes shares of common stock subject to restricted stocks awards and units that will vest and options that are exercisable within 60 days after April 8, 2024 as follows:

Directors and Named Executive Officers:	Restricted Stock Awards	Restricted Stock Units	Number of Options
Scott Keeney	56,667	22,223	629,273
Joseph Corso	—	14,375	—
Bandel Carano	—	5,449	—
Douglas Carlisle	—	5,449	—
Bill Gossman	—	5,449	72,313
Raymond Link	—	5,449	6,000
Gary Locke	—	5,449	69,725
Geoffrey Moore	—	5,449	77,590
Camille Nichols	—	5,449	—
All current executive officers and directors as a group (9 people)	56,667	74,741	854,901

(2)    Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2024. The Vanguard Group has shared voting power with respect to 27,179 shares of our common stock, sole dispositive with respect to 4,974,312 shares of our common stock, and shared dispositive power with respect to 67,728 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)    Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2024. BlackRock, Inc. has sole voting power with respect to 3,433,589 shares of our common stock and sole dispositive power with respect to 3,520,183 shares of our common stock beneficially owned by BlackRock, Inc. and its subsidiaries BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, and BlackRock Fund Managers Ltd. The address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)    Based solely on a Schedule 13G/A filed with the SEC by JPMorgan Chase & Co. on January 23, 2024. JPMorgan Chase & Co. has sole voting power with respect to 3,319,634 shares of our common stock and sole dispositive power with respect to 3,518,955 shares of our common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10017.
(5)    Based solely on a Schedule 13G filed with the SEC by The Bank of New York Mellon Corporation on January 24, 2024. The Bank of New York Mellon Corporation has sole voting power with respect to 1,805,372 shares of our common stock, shared voting power with respect to 4,300 shares of our common stock, sole dispositive power with respect to 763,290 shares of our common stock and shared dispositive power with respect to 1,659,481 shares of our common stock. The shares are beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various fiduciary capacities. The address for The Bank of New York Mellon Corporation is 240 Greenwich Street, New York, NY 10286
(6)    Includes 28,646 shares held of record by the Douglas and Lauri Carlisle Family Partnership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”

Policies and Procedures for Transactions with Related Persons

We have a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve any related party transactions. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation and bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL"). In addition, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such reports filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were met during our fiscal year ended December 31, 2023, and prior fiscal years (unless previously disclosed).

OTHER MATTERS

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2023, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investors.nlight.net/IR and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to nLIGHT, Inc., Attention: Investor Relations, 4637 NW 18th Avenue, Camas, Washington 98607.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Camas, Washington
April 26, 2024

APPENDIX A
Reconciliation of GAAP and Adjusted (Non-GAAP) Financial Measures
In this Proxy Statement we have presented financial measures that were used in determining the performance cash incentive compensation of executive officers which have not been determined in accordance with generally accepted accounting principles (GAAP), and are therefore non-GAAP financial measures. We believe that the measure of adjusted EBITDA used for cash incentive awards is well aligned with how investors assess our operating performance and therefore represents an appropriate basis in implementing our pay-for-performance approach. Below is a reconciliation of the non-GAAP financial measure used in the calculation of cash incentive compensation to the measures we have reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, inventors should be careful when comparing our non-GAAP financial measures to those of other companies.

	Six Months Ended June 30, 2023	Six Months Ended December 31, 2023	Year Ended December 31, 2023
GAAP net loss	$(16,553)	$(25,117)	$(41,670)
Stock-based compensation	13,018	12,814	25,832
Depreciation and amortization	7,998	8,026	16,024
Income tax expense (benefit)	(1,192)	214	(978)
Restructuring charges	—	817	817
Other(1)	(1,659)	(1,647)	(3,306)
Adjusted EBITDA	$1,612	$(4,893)	$(3,281)

(1)    "Other" comprises interest income, foreign currency gains and losses, bonus expense, and the effect of non-ordinary course events determined by the Compensation Committee to be not within the annual operating plan used to set applicable performance targets under the cash bonus plan.

nLIGHT

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LASR2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V45696-P11963 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

nLIGHT, INC.

The Board of Directors recommends you vote FOR ALL of the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Douglas Carlisle
02) Bill Gossman
03) Gary Locke

The Board of Directors recommends you vote FOR the following proposals:

NOTE: This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR ALL" in Proposal 1 and "FOR" Proposal 2 and Proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V45697-P11963

nLIGHT, Inc.
Annual Meeting of Stockholders
June 6, 2024, 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott Keeney and Joseph Corso, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of nLIGHT, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time, on June 6, 2024, at www.virtualshareholdermeeting.com/LASR2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side